Exhibit 99.1

Amendment No. 1 to the

LogicVision, Inc. 2000 Employee Stock Purchase Plan

Effective February 1, 2003, Sections 8(c), 9(a)(iii) and 14(b) of the LogicVision, Inc. 2000 Employee Stock Purchase Plan, as amended and restated as of January 17, 2002 (the “Plan”), are hereby amended by replacing “1,000” with “2,500” wherever “1,000” appears in those sections.